Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference of our report dated March 28, 2025, with respect to the consolidated financial statements of ALT5 Sigma Corporation as of and for the years ended December 28, 2024, and December 30, 2023, which are incorporated by reference in this Registration Statement on Form S-8 of ALT5 Sigma Corporation. Our report contained an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

/s/ Hudgens CPA, PLLC

Houston, Texas

August 1, 2025